Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 23, 2017, except for Note 13, as to which the date is September 22, 2017, with respect to the financial statements of Rhythm Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-220337) and related Prospectus of Rhythm Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 2, 2017